[GRAPHICS OMITTED] [WHITING PETROLEUM LOGO] [EQUITY OIL LOGO]

FOR IMMEDIATE RELEASE

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Petroleum Corporation Completes Acquisition of Equity Oil Company

DENVER — July 20, 2004 — (PR Newswire) — Whiting Petroleum Corporation (NYSE: WLL) and Equity Oil Company announced today that they have completed their merger, resulting in Equity becoming a wholly-owned subsidiary of Whiting. Equity’s shareholders approved the merger today at a special meeting called for that purpose. Approval of the merger required the affirmative vote of 66.67% of the issued and outstanding shares of Equity. Shareholders holding 73.3% of the issued and outstanding shares voted to approve the merger, representing 97.0% of the shares that were voted.

Under the terms of the merger, Equity shareholders will receive 0.185 shares of Whiting common stock for each share of Equity common stock. As a result, Whiting will issue approximately 2.2 million new shares of its common stock to Equity shareholders and will have approximately 21.1 million shares of common stock outstanding.

“The acquisition of Equity Oil Company increases Whiting’s daily production rate and reserves by almost 15% and 20%, respectively. Approximately 70% of Equity’s assets are in the Williston, Bighorn, Green River and Piceance Basins where Whiting already owns or operates properties. We are moving quickly to accelerate drilling and production growth on Equity’s undeveloped reserves. We will also quickly retire Equity’s $29 million of bank debt. We welcome the Equity employees onto the Whiting team and we look forward to the accretive growth Equity’s assets should produce for the now combined shareholder group,” said James J. Volker, Whiting chairman and chief executive officer.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. In a September 2003 study by Oil & Gas Journal, Whiting, based on total assets, would be listed as the 54th largest exploration and production company with operations in the U.S. Whiting’s common stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including Equity; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.